Exhibit 10.4

Dated 7 December 2016

BETWEEN

PROTALIX BIOTHERAPEUTICS, INC.

as the Company

AND

ALTSHULER SHAHAM TRUSTS LTD.

as Security Trustee

FORM OF SECURITY AGREEMENT/DEBENTURE

UNLIMITED IN AMOUNT

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THIS SECURITY AGREEMENT/DEBENTURE is made on the 7th day of December 2016

Between:

(1)	PROTALIX BIOTHERAPEUTICS, INC., a Delaware corporation (the “Company”); and

(2)	ALTSHULTER SHAHAM TRUSTS LTD., in its capacity as security trustee for the benefit of the Trustee (as defined in the Indenture (as defined below)) (on behalf of the Holders).

Whereas:

(A)         On 7 December 2016, an indenture was entered into among the Company, as Issuer, the Israeli Guarantor and the other Guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee on behalf of the Holders (the “Trustee”), and Wilmington Savings Fund Society, FSB, as Collateral Agent, pursuant to which the Company will issue the Notes to the Holders on the terms set forth therein (the “Indenture”).

(B)         The Trustee is the sole beneficiary of the trust established by the Security Trustee in connection with its role as security trustee under this Agreement.

(C)         In order to secure the full and punctual payment and performance when due of the obligations of the Company and the Guarantors under the Note Documents, the Company has agreed to charge and pledge the Security Assets in favor of the Security Trustee in accordance with the terms hereof.

(D)         All actions, transfers and issuances under this Agreement shall be carried out by the Security Trustee in accordance with a letter of instruction provided by the Trustee to the Security Trustee (the “Letter of Instruction”). Any and all actions to be carried out by the Security Trustee under this Agreement will be carried out only following receipt of a Letter of Instruction.

It is agreed as follows:

1.          Interpretation

1.1        Definitions

In this Security Agreement/Debenture (this “Agreement”), unless the context otherwise requires:

(a)	capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture; and

(b)	in addition:

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Applicable Law means:

(a)	any constitution, treaty, statute, code, law, regulation, ordinance, rule, judgment, rule of law, official order, judicial order, writ, decree, request, approval, concession, grant, franchise, license, directive, guideline, policy, standard, plan or requirement; and

(b)	any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing (whether or not having the force of law) of any governmental authority,

whether in effect as of the date hereof or thereafter and in each case as amended, re-enacted or replaced.

Bankruptcy Law means Title 11, United States Code, or any similar U.S. federal, state or non-U.S. law for the relief of debtors.

Collateral Agent means Wilmington Savings Fund Society, FSB, in its capacity as collateral agent under the Indenture.

Equity Interest means Capital Stock (as defined in the Indenture); provided, however, that “Equity Interests” does not include any debt security that is convertible into, or exchangeable for, (a) Capital Stock or (b) Capital Stock and/or cash based on the value of such Capital Stock).

Event of Default means an Event of Default as set out in Section 6.01 of the Indenture, a copy of which clause is attached for information purposes at Schedule 1 (Events of Default) to this Agreement.

Guarantee Law means the Israeli Guarantee Law, 5727-1967.

Israeli Guarantor means Protalix Ltd., a private limited company duly organized under the laws of the State of Israel with company number 51-190328-8 and having its registered office at Snunit 2, Carmiel 2161401, Israel.

NIS means the lawful currency of the State of Israel from time to time.

Payment in Full means when all obligations of the Company and the Guarantors under the Note Documents have been paid in full (other than contingent indemnification and expense reimbursement obligations and tax gross-up or yield protection obligations which, in each case, survive the termination of the Note Documents and in respect of which no claim has been made).

Permitted Liens means (i) the Security Interests created under this Agreement and (ii) any other Security Interests in the Security Assets permitted to be created or assumed or to exist pursuant to Section 4.16 of the Indenture.

Person means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

Pledges Law means the Israeli Pledges Law, 5727-1967.

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Receiver means a receiver, conservator, liquidator, trustee, administrator, custodian, assignee for the benefit of creditors, officer for the implementation of a reorganization process (“halichei havraa”) or similar Person charged with the reorganization or liquidation of the Company’s business.

Related Rights means:

(a)	subject to Clause 9 (Voting Rights, Dividends and Interest), all payments of principal, and all interest, dividends or other distributions, whether paid or payable in cash, instruments or other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the Equity Interests in the Israeli Guarantor;

(b)	subject to Clause 9 (Voting Rights, Dividends and Interest), all other rights and privileges of the Company with respect to the Equity Interests in the Israeli Guarantor; and

(c)	all proceeds of any of the foregoing.

Secured Obligations has the meaning given to it in Clause 2 (Secured Obligations).

Secured Parties means the Trustee, the Security Trustee, the Collateral Agent and the Holders.

Security Assets means all the assets of the Company from time to time mortgaged, charged or assigned or expressed to be mortgaged, charged or assigned pursuant to this Agreement.

Security Interest means any mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation, deposit arrangement, encumbrance, conditional sale, title retention, preferential right, priority, trust arrangement or security interest or any other agreement or arrangement having a similar effect.

Transaction Security means the Security Interests created or expressed to be created in favor of the Security Trustee for the benefit of the Trustee (on behalf of the Holders) pursuant to this Agreement.

1.2         Construction

(a)	Unless a contrary indication appears in this Agreement, the provisions of Section 1.03 of the Indenture shall apply to this Agreement as if set out in full in this Agreement.

(b)	The word “asset” shall be construed to refer to any and all present and future Equity Interest in the Israeli Guarantor and Related Rights.

(c)	The fact that the details of any assets in the Schedules are incorrect or incomplete shall not affect the validity or enforceability of this Agreement in respect of the assets of the Company.

(d)	Headings used in this Agreement are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

2.           SECURED OBLIGATIONS

(a)	This Agreement secures the due and punctual payment and discharge in full of the obligations of the Company and the Guarantors under the Note Documents when due and payable, without limitation in amount, under the terms of and in the manner provided for in the Note Documents (the “Secured Obligations”).

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(b)	The Company acknowledges to the Security Trustee that the amount secured by this Agreement is the full amount of the obligations of the Company and the Guarantors under the Note Documents.

3.            Creation of FIXED Security

As continuing security for the full and punctual payment or performance when due (whether at stated maturity, acceleration or otherwise) of the Secured Obligations, the Company hereby absolutely and unconditionally charges in favor of the Security Trustee (as security trustee for the benefit of the Trustee (on behalf of the Holders)), by way of first ranking fixed charge and first ranking assignment by way of security:

(a)	all of its Equity Interests in the Israeli Guarantor (currently those Equity Interests set forth in Schedule 2 (Equity Interests)) together with all Related Rights;

(b)	all of its rights to any exemption, relief or discount which may reduce or minimize any tax rate or tax liability or any part thereof (to the extent the Company is entitled to such at the date of the enforcement of the Security Assets) (the “Tax Reliefs”); and

(c)	its rights to compensation (including under the Property Tax and Compensation Fund Law, 5721-1961), indemnification and any other right that it shall have against any third party for the loss, damage or expiration of the Security Assets or in relation to any Tax Reliefs.

4.            Release

Immediately after Payment in Full (but subject to Sections 12.05 and 14.04 of the Indenture), the Security Trustee shall, after having received a Letter of Instruction from the Trustee and at the cost of the Company, execute such notices to any applicable governmental authority as the Company may reasonably require in order to give effect to such release.

5.            Provisions relating to Transaction Security

(a)	All security created under this Agreement:

(i)	is created in favor of the Security Trustee for the benefit of the Trustee (on behalf of the Holders);

(ii)	is, to the maximum extent permitted by Applicable Law, created over the present and future Equity Interests in the Israeli Guarantor and Related Rights;

(iii)	is a continuing security for the payment, discharge and performance of all of the Secured Obligations, shall extend to the ultimate balance of all sums payable under the Note Documents regardless of any intermediate payment or discharge in whole or in part and shall remain in full force and effect until confirmation in writing by the Security Trustee (not to be unreasonably withheld) that Payment in Full has occurred; and

(iv)	is in addition to, is independent of and is not in any way prejudiced or affected by any of the other Note Documents.

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(b)	The Security Trustee or the Collateral Agent shall not be bound to enforce any other Note Document before enforcing the Security Interests created by this Agreement.

(c)	If an amount paid to any Holder under any Note Document is, in the reasonable judgment of the Trustee, capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, the Transaction Security and the liability of the Company under this Agreement shall continue, and such amount will not be considered to have been irrevocably paid for the purposes of this Agreement.

(d)	Until Payment in Full, the Company remains liable to observe and perform all conditions and obligations assumed by it in relation to the Security Assets. The Security Trustee is under no obligation to perform or fulfill any such condition or obligation or to make any payment in respect of any such condition or obligation, unless a Letter of Instruction is provided.

(e)	The exercise by the Security Trustee of any of the rights or remedies hereunder shall not release the Company from any of its liabilities or obligations under the Note Documents or any other agreement or instrument included in the Security Assets until Payment in Full. For the avoidance of doubt, until Payment in Full, the application of the Security Assets to satisfy part of the Secured Obligations shall not release the Company from its obligation to pay and perform the Secured Obligations in full.

(f)	Following an Event of Default and during the continuation thereof, in the event of enforcement by the Security Trustee (acting in accordance with a Letter of Instruction) of any of the Security Assets deposited with it in accordance with the provisions of section 17(3) and 19(a) of the Pledges Law, then seven (7) Business Days advance notice to the Company regarding the steps that the Security Trustee intends to take shall be deemed to be reasonable advance notice for the purpose of section 19(b) of the Pledges Law.

6.           Restriction on Dealings

The Company may not:

(a)	create or permit to subsist any Security Interest on any of the Security Assets; or

(b)	(whether by a single transaction or a number of related or unrelated transactions and whether voluntarily or involuntarily) assign, charge, lease, transfer or otherwise dispose of all or any part of its right, title and interest in and to the Security Assets, in each case unless expressly permitted to do so under the Note Documents.

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7.           Representations and Warranties

7.1         General representations and warranties

The Company represents and warrants to the Security Trustee for the benefit of the Trustee (on behalf of the Holders) that:

(a)	the Company has good and valid rights in and title to the Security Assets with respect to which it has purported to grant the Security Interest hereunder (other than (a) minor defects in title that do not interfere with its ability to (i) conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes or (ii) grant a Security Interest in the Security Assets or (b) as would not reasonably be expected to have a Material Adverse Effect). The Company has full power and authority to grant to the Security Trustee, for the benefit of the Trustee (on behalf of the Holders), the Security Interest in the Security Assets and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than (a) any consent or approval that has been obtained and (b) filings necessary to perfect the Security Interests created under this Agreement;

(b)	after the date of this Agreement, no Security Asset owned by the Company will be in the possession or under the Control (as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York) of any other Person having a claim thereto or Security Interest therein, other than a Permitted Lien;

(c)	the Security Assets are free from any Security Interest or option to purchase or similar right (other than as permitted under the Note Documents);

(d)	the Company has good and marketable title to all Security Assets (subject to exceptions that are, in the aggregate, not material), free and clear of any Security Interest other than Permitted Liens;

(e)	there is no restriction or condition under any law or agreement which is applicable to pledging or charging the Security Assets, and the Company is permitted to charge the Security Assets, except as would not reasonably be expected to have a Material Adverse Effect;

(f)	the Transaction Security creates a first ranking Security Interest over the Security Assets and is not subject to any prior ranking or pari passu ranking Security Interest (other than Permitted Liens);

(g)	there is no restriction or condition under any law or agreement which is applicable to the transfer or enforcement of the Security Assets, except as would not reasonably be expected to have a Material Adverse Effect;

(h)	the Company’s signature on this Agreement and the performance of all of its obligations hereunder do not conflict or contradict any ruling, order, directive or instruction of any governmental authority of any kind whatsoever and do not contravene the Company’s constitutional documents, except as would not reasonably be expected to have a Material Adverse Effect;

(i)	each of the obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and have been duly authorized by all necessary corporate or other organizational action; and this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

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(j)	Schedule 2 (Equity Interests) sets forth, as of the Issue Date, a true and complete list of all of the Equity Interests owned by the Company in the Israeli Guarantor;

(k)	the Israeli Guarantor is a wholly-owned Subsidiary of the Company, beneficially and of record, and the Equity Interests held by the Company in the Israeli Guarantor are fully paid and nonassessable; and

(l)	as of the date of this Agreement, no Event of Default has occurred nor, to the best of the Company’s knowledge, have any circumstances occurred which, with the passage of time or following the provision of any notice or warning, shall constitute an Event of Default.

7.2         Times for making representations and warranties

The representations and warranties set out in this Agreement are:

(a)	made by the Company on the date of this Agreement; and

(b)	(unless expressed to be given at a specific date) deemed to be repeated by the Company on each date prior to Payment in Full on which any of the representations and warranties set out in the Note Documents are repeated, in each case by reference to the circumstances existing at such time.

8.           Undertakings

8.1         General Undertakings

The Company hereby undertakes to the Security Trustee for the benefit of the Trustee (on behalf of the Holders) from the date of this Agreement until Payment in Full:

(a)	to deliver to the Security Trustee:

(i)	on the Issue Date, all share certificates relating to the Security Assets, together with executed but undated deeds of transfer in respect of all Equity Interests held by the Company in the Israeli Guarantor (in a form reasonably satisfactory to the Security Trustee); and

(ii)	as promptly as practicable and, in any event, within 30 days (or such longer period as the Security Trustee may agree to in writing) after the acquisition thereof, any additional share certificates relating to new Equity Interests held by the Company in the Israeli Guarantor, together with new executed but undated deeds of transfer in respect of such additional Equity Interests (in a form reasonably satisfactory to the Security Trustee;

(b)	to the extent the Israeli Guarantor issues any noncash dividends, interest, principal or other distributions that would constitute Security Assets, whether resulting from a subdivision, combination or reclassification of the issued and outstanding Equity Interests in the Israeli Guarantor or received in exchange for Equity Interests in the Israeli Guarantor or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which the Israeli Guarantor may be a party or otherwise, such noncash dividends, interest, principal or other distributions shall be and become part of the Security Assets and, if required by the Security Trustee, the Company shall promptly duly execute and deliver a supplement to this Agreement or an additional Security Document in respect of such noncash dividends, interest, principal or other distributions;

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(c)	to procure that the Security Interests created in favor of the Security Trustee under this Agreement are noted in the register of shareholders of the Israeli Guarantor;

(d)	on the Issue Date, to furnish an irrevocable notice to the Israeli Guarantor, countersigned by the Israeli Guarantor, in the form attached as Schedule 3 (Irrevocable Instructions) to this Agreement;

(e)	not to sell, transfer, assign, lease, borrow, rent, provide or remove from its possession any of the Security Assets or any related right and not to permit any other Person to make use of any Security Asset in any way or provide any other Person an attorney of power or proxy in connection with the Security Assets, in each case, unless permitted to do so under the Note Documents;

(f)	the Company shall, at its own expense, use commercially reasonable efforts to defend the Security Interests granted to the Security Trustee in the Security Assets and the priority thereof against any Person asserting any Security Interest not permitted under the Note Documents;

(g)	the Security Trustee may discharge past due Taxes, assessments, charges, fees and Security Interests at any time levied or placed on the Security Assets that are not permitted under the Note Documents, and may pay for the maintenance and preservation of the Security Assets to the extent the Company fails to do so as required by this Agreement or the other Note Documents after the Security Trustee has requested in writing that the Company does so and the Company fails to do so within five (5) Business Days, and the Company agrees to reimburse the Security Trustee reasonably promptly on demand for any reasonable payment made or any reasonable expense incurred by the Security Trustee pursuant to the foregoing authorization (and any such payment made or expense waived shall constitute a Secured Obligation); provided, however that nothing in this Clause 8.1(g) shall be interpreted as excusing the Company from the performance of, or imposing any obligation on the Security Trustee to cure or perform, any covenants or other obligations of the Company with respect to Taxes, assessments, charges, fees and Security Interests and maintenance as set forth herein or in the other Note Documents;

(h)	the Security Trustee shall not have any responsibility for, or liability for its failure in, observing or performing any obligations to be observed and performed by the Company under any contract, agreement or instrument relating to the Security Assets, and the Company agrees to indemnify and hold harmless the Security Trustee from and against any and all liability for such performance;

(i)	upon an Event of Default and after receiving written notice from the Security Trustee (acting in accordance with a Letter of Instruction) with respect thereto, to provide the Security Trustee or a bailee on its behalf the Security Assets, in whole or in part, in accordance with and subject to the provisions of the Note Documents; and

(j)	so long as any of the Secured Obligations (other than inchoate Secured Obligations) remain unsatisfied:

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(i)	from time to time, at the Company’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filings in connection with the recordation of the Security Interest of the Security Trustee in any Intellectual Property) that from time to time may be commercially reasonable, necessary or desirable, or that the Security Trustee may reasonably request, in order to:

(A)	create, preserve, perfect, confirm or validate the Transaction Security on the Security Assets; or

(B)	enable the Security Trustee to exercise and enforce any of its rights, powers and remedies with respect to any of the Security Assets; and

(ii)	promptly upon request, provide to the Security Trustee all information and evidence concerning the Security Assets that the Security Trustee may reasonably request from time to time to enable it to enforce the provisions of this Agreement.

8.2         Notice Obligations

The Company hereby undertakes to the Security Trustee for the benefit of the Trustee (on behalf of the Holders) from the date of this Agreement until Payment in Full, to notify the Security Trustee in writing as soon as possible after it becomes aware of any of the following (in each case pursuant to or within the meaning of any Bankruptcy Law):

(a)	the Company (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Receiver for it or for any substantial part of its property, (iv) makes a general assignment for the benefit of its creditors or (v) generally is not paying its debts as they become due; or

(b)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case or proceeding, (ii) appoints a Receiver for the Company or for any substantial part of its property or (iii) orders the winding up or liquidation of the Company and, in each case, such order or decree remains unstayed and in effect for 60 days.

8.3         Security Trustee’s right to perform

If the Company for any reason whatsoever fails to duly and punctually observe or perform or comply with any of its obligations under this Agreement, including under this Clause 8 (Undertakings), after the Security Trustee (acting in accordance with a Letter of Instruction) has requested in writing that the Company do so and the Company fails to do so within five (5) Business Days, the Security Trustee shall have the power, on behalf of or in the name of the Company or otherwise, after having received a Letter of Instruction, to perform the obligation and to take any steps which the Trustee may consider appropriate with a view to remedying, or mitigating the consequences of the failure, but without in any way becoming liable therefor (other than as a result of its bad faith, gross negligence or willful misconduct) and provided that the exercise of this power, or the failure to exercise it, shall in no circumstances prejudice the Security Trustee’s rights hereunder. The Company shall reimburse the Security Trustee for any damage, loss, costs or expenses incurred in connection with exercising its right under this Clause 8.3.

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9.            Voting rights, Dividends and Interest

(a)	Unless and until an Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under Section 6.01(a)(xiii) or (xiv) of the Indenture, the Security Trustee (acting in accordance with a Letter of Instruction) shall have provided written notice to the Company that the Company’s rights, in whole or in part, under this Clause 9 are being suspended:

(i)	the Company shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to the Equity Interests in the Israeli Guarantor or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Note Documents; and

(ii)	the Company shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Security Assets; provided that any noncash dividends, interest, principal or other distributions that would constitute Security Assets, whether resulting from a subdivision, combination or reclassification of the issued and outstanding Equity Interests in the Israeli Guarantor or received in exchange for Equity Interests in the Israeli Guarantor or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which the Israeli Guarantor may be a party or otherwise, shall be and become part of the Security Assets and, if received by the Company, required to be delivered to the Security Trustee hereunder, shall be held in trust for the benefit of the Security Trustee and the other Secured Parties and shall be forthwith delivered to the Security Trustee in the form in which they shall have been received (with any endorsements, stock or note powers, deeds of transfer and other instruments of transfer reasonably requested by the Security Trustee).

(b)	Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under Section 6.01(a)(xiii) or (xiv) of the Indenture, after the Security Trustee (acting in accordance with a Letter of Instruction) shall have provided written notice to the Company of the suspension of the Company’ rights under Clause 9(a)(i) above, all rights of the Company to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Clause 9(a)(i) above, shall thereupon become vested in the Security Trustee, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, according to instructions provided in the Letter of Instructions. After all Events of Default have been cured or waived, all rights vested in the Security Trustee pursuant to this paragraph (b) shall cease, the Company shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise prior to such vesting.

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(c)	Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under Section 6.01(a)(xiii) or (xiv) of the Indenture, after the Security Trustee (acting in accordance with a Letter of Instruction) shall have provided written notice to the Company of the suspension of the Company’s rights under Clause 9(a)(ii) above, all rights of the Company to dividends, interest, principal or other distributions that the Company is authorized to receive pursuant to Clause 9(a)(ii) above, shall thereupon become vested in the Security Trustee, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal and other distributions received by the Company contrary to the provisions of this Clause 9 shall be held in trust for the benefit of the Security Trustee and the other Secured Parties, shall be segregated from other property or funds of the Company and shall be forthwith delivered to the Security Trustee upon written demand in the form in which they shall have been received (with any necessary endorsements, stock powers or other instruments of transfer). Any and all money and other property paid over to or received by the Security Trustee pursuant to the provisions of this Clause 9(c) shall be retained by the Security Trustee in an account to be established by the Security Trustee for the benefit of the Trustee (on behalf of the Holders) upon receipt of such money or other property, shall be held as security for the payment of the Secured Obligations and shall be applied in accordance with the provisions of Clause 17 (Application of Proceeds). After all Events of Default have been cured or waived, the Security Trustee shall within reasonable time repay to the Company (without interest) all dividends, interest, principal or other distributions that the Company would otherwise have been permitted to retain pursuant to the terms of Clause 9(a)(ii) above and that remain in such account and the Company will have the right to exercise the voting and consent rights that the Company would otherwise be entitled to exercise pursuant to the terms of Clause 9(a) above.

(d)	The Company hereby appoints the Security Trustee as its proxy in respect of the Equity Interests in the Israeli Guarantor and any Related Rights owned by it, such that the Security Trustee shall be entitled, upon the voting and consensual rights and powers becoming vested in the Security Trustee and the delivery of a Letter of Instruction in such respect: (i) to vote the Equity Interests in the Israeli Guarantor owned by the Company in the Company’s name and on the Company’s behalf on all resolutions of the shareholders of the Israeli Guarantor in any general meeting, extraordinary meeting or any other shareholder meeting (including any adjourned meeting) held from to time; (ii) to appoint directors to the board of directors of the Israeli Guarantor in the Company’s name and on the Company’s behalf and (iii) to exercise all other shareholders’ rights in respect of the Equity Interests in the Israeli Guarantor and any Related Rights owned by the Company, in each case, in such manner as the Security Trustee may deem fit.

10.         Prepayment

Other than as expressly permitted under the Note Documents, neither the Company nor any Person having a right liable to be affected by the pledges and charges hereby created or the enforcement thereof shall have any right under section 13(b) of the Pledges Law or any other statutory provisions in substitution therefor.

11.         Enforcement of Transaction Security

11.1      Timing and manner of enforcement

(a)	The Transaction Security shall become enforceable immediately:

(i)	upon the occurrence and during the continuation of an Event of Default and after the Security Trustee has notified the Company in writing that it intends to exercise remedies; or

(ii)	upon the appointment of a Receiver over any of the assets of the Company.

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(b)	Without prejudice to any specific provisions contained in this Agreement, immediately after the Transaction Security has become enforceable, the Security Trustee may enforce all or any part of the Transaction Security as instructed by the Trustee in the Letter of Instruction.

(c)	None of the Security Trustee, the Collateral Agent, the Trustee or any Holder shall be liable to the Company for any loss arising from the manner in which the Security Trustee enforces or refrains from enforcing the Transaction Security.

11.2       Protection of third parties

(a)	No Person (including a purchaser) dealing with the Security Trustee or a Receiver or any of its or their respective agents shall be concerned to enquire:

(i)	whether the Secured Obligations have become payable;

(ii)	whether any power which the Security Trustee or such Receiver may purport to exercise has become exercisable or is being properly exercised;

(iii)	whether any amount remains due under the Note Documents; or

(iv)	how any money paid to the Security Trustee or to the Receiver is to be applied.

(b)	The receipt by the Security Trustee or any Receiver of any moneys paid to the Security Trustee or such Receiver by any Person (including a purchaser) shall be an absolute and conclusive discharge and shall relieve any Person dealing with the Security Trustee or such Receiver of any obligation to see to the application of any moneys paid to or at the direction of the Security Trustee or such Receiver.

(c)	In paragraphs (a) and (b) above, purchaser includes any Person acquiring, for money or money’s worth, any interest or right whatsoever in relation to any Security Asset.

12.         Security Trustee and Receiver

12.1       Security Trustee

(a)	If an Event of Default occurs and the Security Trustee (acting in accordance with a Letter of Instruction) gives notice to the Company that the Transaction Security is enforceable, the Security Trustee shall be entitled to take all such steps, as instructed by the Trustee in the Letter of Instruction, as it sees fit to collect the total amount outstanding under the Secured Obligations and to enforce, at the Company’s expense, any of the Security Interests created under this Agreement by any means allowed by Applicable Law including, without limitation:

(i)	exercising any of the rights, remedies and powers available to it under Applicable Law (including under Article 6 of the Indenture); and

(ii)	appointing or applying to the competent court for appointment of a Receiver (as set out in Clause 12.2 (Receiver)).

(b)	To the extent permitted by Applicable Law, all or any of the powers, authorities and discretions which are conferred by this Agreement upon a Receiver may be exercised by the Security Trustee (acting in accordance with a Letter of Instruction) following an Event of Default without first appointing a Receiver or notwithstanding the appointment of a Receiver.

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Without derogating from the above, following an Event of Default and after receiving a Letter of Instruction, the Security Trustee shall be entitled to exercise any right charged or pledged hereunder in the same manner in which the Company would be entitled to exercise such right in accordance with the terms of section 20 of the Pledges Law.

(c)	Subject to Applicable Law and without derogating from subclauses (a) and (b) above, and after receiving a Letter of Instruction, the Security Trustee shall be entitled, in any proceedings concerning the bankruptcy, liquidation, winding up or receivership (or similar proceedings) of the Company, to:

(i)	demand, claim, collect and enforce and prove the Secured Obligations and give acquittal thereunder;

(ii)	file any claims and proofs, give receipts and take all such proceedings and do all such things as the Security Trustee sees fit to recover the Secured Obligations; and

(iii)	receive all distributions on and payments with respect to the Secured Obligations.

(d)	The Company irrevocably makes, constitutes and appoints the Security Trustee (and its designees) as the Company’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default and written notice to the Company of its intent to exercise its remedies under Article 6 of the Indenture, of making, settling and adjusting claims in respect of the Security Assets under policies of insurance, endorsing the name of the Company on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance. All sums disbursed by the Security Trustee in connection with this paragraph, including reasonable out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable reasonably promptly upon demand by the Company to the Security Trustee and shall constitute Secured Obligations. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, all insurance payments, proceeds of insurance and any awards arising from condemnation of any Security Assets received by the Security Trustee in connection with any loss, damage or destruction of any Security Assets shall be transferred to the Company.

(e)	The Security Trustee shall have all powers necessary to preserve the Security Assets and the Security Interests created hereby and to take all such steps for such purpose at the Company’s expense.

12.2       Receiver

(a)	The Receiver shall have all powers conferred by Applicable Law, including, among others, the following rights, powers and discretions:

(i)	to receive the Security Assets or any part thereof, seize possession of and eject any Person and thing situated thereon, on behalf of the Company;

(ii)	to carry on the Company’s business as it deems fit;

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(iii)	to sell or agree to the sale of the Security Assets in whole or in part, or otherwise dispose of the same on such conditions as he deems fit, and apply the proceeds thereof towards the Secured Obligations;

(iv)	to enforce, collect and take such action as will be required vis-à-vis the various authorities to exercise the Company’s tax rights in respect of the Security Assets, including obtaining an exemption or discount or concession or right to set off losses, of any kind whatsoever; and

(v)	to effect any other act in relation to the Security Assets in its entirety or in part, as he deems fit, to take immediate possession of and collect any Security Assets and to require payment to it or to the Security Trustee of any monetary claims or credit balance on any account.

(b)	The Company alone shall be responsible for the acts and omissions of the Receiver (other than for the Receiver’s gross negligence or willful misconduct) and for the Receiver’s remuneration. Under no circumstances shall the Security Trustee, the Collateral Agent, the Trustee or any Holder be responsible for the acts and omissions of the Receiver or for the Receiver’s remuneration.

12.3       Security Trustee and Receiver

(a)	Neither the Security Trustee nor the Receiver, nor any of their respective agents, managers, officers, employees, delegates, and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense which arises out of the exercise or the attempted or purported exercise or the failure to exercise any of their respective rights, powers and discretions under this Agreement in the absence of gross negligence or willful misconduct.

(b)	Neither the Security Trustee nor any Receiver, nor any of their respective agents, managers, officers, employees, delegates, and advisers shall be under any duty to exercise any of their respective rights, powers and discretions under this Agreement.

(c)	To the extent permitted by Applicable Law, the Company hereby waives any requirements with respect to notice, form or the terms of the exercise by the Security Trustee, the Receiver, or any of their respective agents, managers, officers, employees, delegates, and advisers of their respective rights, powers and discretions under this Agreement, except as expressly provided otherwise in the Note Documents.

13.         Delegation

(a)	To the extent permitted by Applicable Law, the Security Trustee or any Receiver may delegate by power of attorney or in any other manner to any Person any right, power or discretion exercisable by it under this Agreement.

(b)	Any delegation under this Clause 13 may be made upon such terms (including the power to sub-delegate) and subject to such conditions and regulations as the Security Trustee or any Receiver may consider fit.

(c)	Neither the Security Trustee nor any Receiver shall be in any way liable or responsible to the Company for any claim, expense, demand, loss or liability arising from any act, default, omission or misconduct on the part of any delegate.

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(d)	References in this Agreement to the Security Trustee or a Receiver shall be deemed to include references to any delegate of the Security Trustee or Receiver appointed in accordance with this Clause 13.

14.         Preservation of Security

14.1       Guarantee and Indemnity

To the extent enforcement of the Transaction Security or the guarantee provided under this Agreement becomes unenforceable, invalid or illegal, the Company, as an independent and primary obligation, hereby indemnifies the Security Trustee promptly on demand against any claim, expense, demand, cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Note Document on the date when it would have been due.

14.2       Reinstatement

(a)	If any payment by the Company or any discharge or release given by the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders (whether in respect of the obligations of any Person or any security for such obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(i)	the liability of the Company and the relevant security shall continue as if such payment, discharge, release, avoidance or reduction had not occurred; and

(ii)	the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders, as applicable, shall be entitled to recover the value or amount of such security or payment from the Company, as if such payment, discharge, avoidance or reduction had not occurred.

(b)	The Security Trustee (acting in accordance with a Letter of Instruction) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

14.3       Waiver of defenses

None of the obligations of the Company under this Agreement or any Transaction Security shall be affected by any act, omission, matter or thing (whether or not known to the Company, the Security Trustee, the Collateral Agent, the Trustee or any Holder) which, but for this provision, would reduce, release, prejudice or provide a defense to any of those obligations including:

(a)	any time, waiver, release or consent granted to, or composition with, the Company, any Guarantor or any other Person;

(b)	the release of the Company, any Guarantor or any other Person under the terms of any composition or arrangement with any creditor of the Company, such Guarantor or such other Person, as applicable;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over the assets of, the Company, any Guarantor or any other Person;

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(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to enforce the full value of any rights against, or security over the assets of, the Company, any Guarantor or any other Person;

(e)	any incapacity or lack of power, authority or legal personality of, or dissolution or change in, the members or status of the Company, any Guarantor or any other Person;

(f)	any amendment (however fundamental and including any amendment that may increase the liability of the Company, any Guarantor or any other Person) or replacement of any Note Document or any other document or security;

(g)	any unenforceability, illegality or invalidity of any obligation of any Person under any Note Document or any other document or security; or

(h)	any insolvency or similar proceedings.

For the avoidance of doubt, without derogating from the remainder of this Clause 14.3, the Company hereby expressly waives all rights and defenses under sections 4(b), 4(c), 5, 6, 7(b), 8, 9, 11, 12, 15 and 17 of the Guarantee Law, and all rights and defenses under sections 7(b) and 13(b) of the Pledges Law, and confirms that the provisions of the Guarantee Law and the Pledges Law affording such rights or defenses to the Company shall not apply to the rights granted to the Security Trustee under this Agreement.

14.4       Immediate recourse

(a)	The Company waives any right it may have of first requiring the Security Trustee to proceed against or enforce any other rights or security or claim payment from any Person before claiming from or enforcing against the Company under this Agreement.

(b)	The waiver in this Clause 14.4 applies irrespective of any Applicable Law or any provision of any Note Document to the contrary.

14.5       Appropriations

On and after the occurrence of, and during the continuation of, an Event of Default and until Payment in Full, the Security Trustee (acting in accordance with a Letter of Instruction) may, subject to Applicable Law:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Security Trustee (or any trustee or agent on its behalf) in respect of such amounts, or apply and enforce the same in such manner and order as it considers fit (whether against those amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Agreement.

14.6       Additional security/non-merger

(a)	The Transaction Security is in addition to and not in substitution for or derogation of, and shall not be merged into or in any way be excluded or prejudiced by, any other Security Interest (whether given by a Company or otherwise) at any time held by or on behalf of the Security Trustee in respect of or in connection with any or all of the Secured Obligations.

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15.         Currency Conversion

(a)	If any of the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders receives any amounts due to it under any Note Document in a currency other than the currency in which any payment obligation is expressed to be payable (the “Other Currency”), the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders, as applicable, may convert the Other Currency into the currency necessary for the full or partial discharge of the Secured Obligations.

(b)	For the purposes of this Clause 15, the rate of exchange shall be set in accordance with normal banking procedures in the relevant jurisdiction in which the exchange is to occur at the time elected in the sole discretion of the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders, as applicable, with all fees, costs and expenses associated with such exchange to be borne by the Company.

16.         Power of Attorney

16.1       Appointment

The Company irrevocably appoints the Security Trustee and each Receiver severally as its attorney, with full power of substitution, on its behalf and in its name or otherwise, at such time and in such manner as the attorney considers fit, but subject to receiving a Letter of Instruction:

(a)	subject to and in accordance with Clause 8.3 (Security Trustee’s right to perform), prior to the occurrence of an Event of Default, to do anything which the Company is obligated to do under this Agreement (but has not done);

(b)	to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(c)	to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(d)	to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Security Trustee were the absolute owner thereof;

(e)	to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto; and

(f)	on and after the occurrence of, and during the continuation of, an Event of Default, to do anything which the Company is obligated to do under this Agreement.

16.2       Ratification

(a)	The Company ratifies and confirms and agrees to ratify and confirm whatever any attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 16.1 (Appointment).

(b)	The Company hereby releases the Security Trustee and any Receiver in advance from all liability should the Security Trustee or such Receiver not exercise any of the powers conferred upon the Security Trustee or such Receiver under the power of attorney created in Clause 16.1 (Appointment).

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(c)	The Company hereby waives in advance any claims or demands against the Security Trustee and any Receiver on account of, or in connection with any claim demands, actions, suits, proceeding, negotiation or arrangement, made by the Security Trustee under the powers granted to it under this Clause 16except as resulting from the Security Trustee’s gross negligence, bad faith or willful misconduct or material breach of this Agreement or that of any of its Affiliates, directors, officers, employees, advisors, agents, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision).

17.         Application of Proceeds

17.1       Order of application

(a)	The Security Trustee shall apply the proceeds of any collection, sale, foreclosure or other enforcement of any Security Asset, including any Security Asset consisting of cash, as follows:

(i)	first, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Security Trustee in connection with such collection, sale, foreclosure or enforcement or otherwise in connection with this Agreement, any other Note Document or any of the Secured Obligations, including all court costs and the reasonable and documented out-of-pocket fees and expenses of its agents and legal counsel, the repayment of all advances made by the Security Trustee hereunder or under any other Note Document on behalf of the Company and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Note Document;

(ii)	second, to the payment in full of the Secured Obligations; and

(iii)	third, to the Company, its successors or assigns,

or, in each case, as a court of competent jurisdiction may otherwise direct.

(b)	Upon any sale of the Security Assets by the Security Trustee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Security Trustee or of the officer making the sale of the purchase price thereof shall be a sufficient discharge to the purchaser or purchasers of the Security Assets so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase price paid over to the Security Trustee or such officer or be answerable in any way for the misapplication thereof. The Company shall remain liable for any deficiency if the proceeds of any sale or disposition of the Security Asset are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by the Security Trustee to collect such deficiency.

(c)	The order of application referred to in paragraphs (a) and (b) above shall override any appropriation by the Company.

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18.         Set Off

If an Event of Default shall have occurred and be continuing, the Security Trustee is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by the Security Trustee to or for the credit or the account of the Company against any of and all the Obligations then due of the Company now or hereafter existing under the Note Documents, irrespective of whether or not the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders shall have made any demand under any Note Document and although such obligations of the Company may be contingent or unmatured. The Security Trustee agrees to notify the Company and the Trustee promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application. The rights of the Security Trustee under this Section 18 are in addition to other rights and remedies (including other rights of setoff) that the Security Trustee may have.

19.         Expenses and Indemnities

(a)	The Company shall indemnify the Security Trustee, the Collateral Agent, the Trustee on behalf of the Holders, the Receiver and each Related Party of any of the foregoing Persons and permitted successors and assigns of any of the foregoing Persons, without duplication (each, an “Indemnified Person”) as provided in Section 7.06(a) of the Indenture.

(b)	The Security Trustee shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder for its actions in connection herewith as provided in Section 7.06(a) of the Indenture.

(c)	Any Indemnified Person who is not a party to this Agreement may rely on this Clause 19 and enforce its terms.

20.         Changes to Parties

20.1       Transfer by the Security Trustee

The Security Trustee may at any time assign or otherwise transfer all or any part of its rights under this Agreement to any successor appointed in accordance with the Note Documents. The Company shall, promptly upon a request from the Security Trustee and to the extent commercially reasonable, enter into such documents and do all such acts as may be necessary or desirable to effect such an assignment or transfer.

20.2       Changes to the Company

The Company may not assign or otherwise transfer any of its respective rights or obligations under this Agreement without the prior written consent of the Security Trustee (acting in accordance with a Letter of Instruction).

21.         ENTIRE AGREEMENT; Waivers and amendments

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Company and the Security Trustee with respect to such waiver, amendment, modification or termination.

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22.         Miscellaneous

22.1       Further advances

This Agreement secures advances and financial accommodation already made under the Note Documents and further advances and financial accommodation to be made under the Note Documents.

22.2      Security Trustee’s and Receiver’s liability

Neither the Security Trustee nor any Receiver shall (either by reason of taking possession of the Security Assets or for any other reason) be liable to the Company or any other Person for any costs, losses, liabilities or expenses relating to the realization of any Security Assets or from any act, default, omission or misconduct of the Security Trustee or any Receiver or their respective officers, employees or agents in relation to the Security Assets or in connection with the Note Documents except as resulting from the Security Trustee’s gross negligence, bad faith or willful misconduct or material breach of this Agreement or that of any of its Affiliates, directors, officers, employees, advisors, agents, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision).

22.3       Determinations

The Company acknowledges that any certification or determination by the Security Trustee or any Receiver, or any books, records and accounts of the Security Trustee or the Receiver, shall, in the absence of manifest error, conclusive evidence of the matters to which it relates. Copies of such certificates, determinations, books, records or accounts shall serve as admissible evidence to prove the authenticity of their content.

22.4       Relationship with other documents

Nothing contained in this Agreement shall operate to prejudice or affect any obligations of the Company towards the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders conferred by documentation of any kind that has been or will be signed by the Company towards the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders or the rights of the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders under such documentation.

22.5       Translation

A convenience translation of this Agreement into Hebrew shall be prepared by the Company as required by Requirements of Law or reasonably requested by the Security Trustee for the purpose of registration and perfection of this Agreement with the Israeli Registrar of Companies. The parties acknowledge that this English language Agreement shall prevail in the case of any inconsistency and that the Hebrew translation is for convenience only.

23.         Partial Invalidity

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of the remaining provisions in such jurisdiction or of such provision in any other jurisdiction.

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24.         survival

The warranties, representations and covenants of the Company contained in or made pursuant to this Agreement shall:

(a)	survive the execution and delivery of this Agreement and the other Note Documents; and

(b)	be deemed to be material and to have been relied upon by the Security Trustee, the Collateral Agent and the Trustee on behalf of the Holders, regardless of any investigation of the subject matter thereof made by or on behalf of the Security Trustee, the Collateral Agent or the Trustee on behalf of the Holders, as applicable.

25.         Notices

The provisions of Section 15.02 of the Indenture shall apply to this Agreement as if set out expressly in full in this Clause 25 (as appropriate).

26.         Counterparts

This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (i.e. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

27.         Governing Law and Jurisdiction

This Agreement is governed by and shall be construed in accordance with the laws of the State of Israel and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of Tel-Aviv-Jaffa in relation to all matters arising out of or in connection with this Agreement.

[Signature page follows]

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SIGNATORIES TO THE SECURITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SECURITY TRUSTEE

ALTSHULER SHAHAM TRUSTS LTD. as Security Trustee

BY:
Name:

Title:

THE COMPANY

PROTALIX BIOTHERAPEUTICS, INC. as the Company

by:
Name:

Title:

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